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                                  EXHIBIT INDEX
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
              EXHIBIT NO.                                               PAGE NO.
              -----------                                               --------
20.1  Press release dated May 8, 2000
Announcing First Quarter 2000 Results.                                     5
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                                      -4-
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[LETTERHEAD]

                                           Trading Symbol:  VGZ
                                           Toronto and American Stock Exchanges

_______________________________________________________________ NEWS  _________


              VISTA GOLD CORP. ANNOUNCES FIRST QUARTER 2000 RESULTS

DENVER, COLORADO, MAY 8, 2000 - Vista Gold Corp. announced a net loss of $162,000 for the three months ended March 31, 2000 as compared to a net loss of $3.0 million for the same period in 1999. The primary reason for the decrease in net losses was the discontinuance of operations at the Mineral Ridge Mine and the result of the Corporation's efforts to reduce expenses and overhead in all areas.

                                 SUMMARY RESULTS
                 (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
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
                                                       THREE MONTHS ENDED
                                                            MARCH 31
                                                   ---------------------------
                                                       2000            1999
                                                      ------          -------
Gold revenues                                      $     1,398     $     6,410
Net loss                                                  (162)         (3,045)
Earnings (loss) per share                          $       NIL     $     (0.03)

Weighted average shares outstanding                 90,715,040      90,715,040


                             CONSOLIDATED PRODUCTION
                                    (OUNCES)

Hycroft mine gold production                             4,927          15,770
Mineral Ridge mine gold production                           -           3,490
                                                   -----------------------------
  Total gold production                                  4,927          19,260
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Hycroft's gold production continues to exceed expectations, and by the end of the quarter Hycroft had produced 4,927 ounces. The additional gold production can be attributed to metallurgical recovery that has exceeded projections made from laboratory test work. This is an important and positive factor for the Corporation's plans to restart the low-cost "run-of-mine" heap-leach operation by confirming gold production projections and cost estimates employed in the restart evaluation. The Corporation has continued to advance its analysis of restarting operations at Hycroft, and currently, together with its consultant, MRDI, is finalizing the evaluation.

In light of the continued low gold prices, the Corporation has taken many steps to reduce the cost of its activities including significant reduction in holding costs in Bolivia. The current cash position ($1.8 million, including unsold bullion), together with the revenue from gold production (now projected to be in excess of 12,000 ounces in 2000) and the reduced expenditure levels, is sufficient to meet its needs into 2001. The Corporation is pursuing a number of alternative plans to raise the additional capital necessary to maintain its assets or provide for the recommencement of operations. The Corporation has recently retained a financial advisor with a mandate to assist with any financing activities and to examine all alternatives including merger opportunities. In addition, Vista has contingency plans to dispose of surplus equipment should it be necessary, which would provide an estimated additional one year of funding.

Vista Gold Corp. is an international gold mining, development and exploration company based in Denver, Colorado. Its holdings include the Hycroft mine in Nevada, a development project in Bolivia, and exploration projects in North and South America.

                                       ---

The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from the targeted results. Such risks and uncertainties include those described in the Company's Form 10-K.

For further information, please contact Investor Relations at (303) 629-2450.